UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

February 7, 2017

Date of Report (Date of earliest event reported)

Immune Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Florida	000-54933	59-3226705
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.

37 North Orange Ave, Suite 607, Orlando, FL	32801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 888-613-8802

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 7, 2017, the Board of Directors of Immune Therapeutics, Inc. (the “Company”) approved a promissory note (“Note”) issued by the Company to Phoenix Fund Management, LLC (“PFM”) on February 6, 2017. The Note was for the principal amount of $375,000 with an original issue discount of $50,000, meaning the Company received $325,000 from PFM to fund the Note. The Note had a six month maturity, but was payable upon written demand by PFM. The Note also contained numerous representations and covenants relating to the Company’s financings, securities issuances, substantial changes in operations and the like.

The Note was convertible into common shares of the Company at any time at a rate of $0.08 per share, as adjusted for certain capital structure changes or fundamental events. Upon the occurrence of any one of many enumerated events of default, the principal balance of the Note is to be increased to 135% of the balance immediately before default. In addition, upon default, the interest rate of the Note shall be increased to 25% and PFM shall have the option of converting the note at a conversion rate equal to 60% of “market price” (lowest trading price in 20 trading days before conversion). The Note was secured by a back end convertible note with 8% interest issued to the Company by PFM.

On February 28, 2017, the Company entered into a settlement agreement with PFM for settlement of claims relating to the Company’s default of certain obligations to PFM, including under the Note.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Please see Item 1.01, incorporated herein by reference, for discussion relating to the Note.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

Prior to February 28, 2017, PFM demanded payment in full of the Note, which the Company failed to timely pay. Consequently, PFM filed a civil lawsuit against the Company in the circuit court of the eleventh judicial circuit in Miami-Dade County, Florida for breach of the Note (Case No. 2017-003521 CA 01). On March 8, 2017, the court entered judgment against the Company in the amount of $675,000 (monies due under the Note plus other funds due pursuant to another transaction) pursuant to a settlement agreement entered between the Company and PFM, whereby PFM will be permitted to convert the amount due it into free trading common shares of the Company pursuant to Section 3(a)(10) of the Securities Act of 1933. The Company also agreed to pay a settlement fee of $5,000. The Company has been ordered to initially reserve 90,000,000 shares for such conversions. PFM may convert the amount it is owed into common shares of the Company at a 30% discount to the market. Should the market price decline during certain defined periods under the settlement agreement, the Company would be obligated to issue additional shares. PFM is limited to holding no more than 4.9% of the Company’s common stock.

Item 7.01 Regulation FD Disclosure

On January 30, 2017, Immune Therapeutics, Inc. (the “Company”) held a conference call with its shareholders to discuss financial highlights and operational outlook for 2017. While the Company does not believe that any material non-public information was discussed on the call, it has posted a webcast of the call on its website at https://www.immunetherapeutics.com for public review.

Item 8.01 Other Events

The Company strengthened its balance sheet through the refinancing of its largest outstanding note at $321,846, through using Note proceeds to pay off all of the Company’s debt to St. George Investments, LLC.

The Company’s subsidiary, TNI Biotech Int’l., has entered into a definitive agreement with Acromax Dominicana SE for the manufacturing of its LDN pharmaceutical products. Acromax Dominicana SE is a laboratory that specializes in the manufacturing of a variety of pharmaceutical products, and has the necessary license and permits to manufacture, import and export pharmaceutical products. Acromax Dominicana SE must obtain the necessary permits to produce and commercialize LDN. Acromax Dominicana SE will manufacture LDN tablets, capsules and/or creams for export purposes only. TNI Biotech Int’l. or its assigns will direct where they will be exported to. In the manufacturing and packaging process, Acromax Dominicana SE must comply with any and all technical specifications provided and must also comply with the FDA´s good manufacturing practices (CGMP) and those of any regulatory bodies where the product is exported to. LDN will be paid for on a per tablet or capsule basis with packaging paid for separately. The term of the contract is initially one year.

Pursuant to its agreement with TNI Biotech Int’l., Acromax Dominicana SE has received approval from the Dominican Republic’s Ministry of Health and Social Assistance for the manufacturing and export of LodonalTM for the treatment of HIV/AIDS, opportunistic infections, inflammatory disease and cancer in the dosages specified in the filings. Export is permitted to Nigeria, Senegal and/or Kenya.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNE THERAPEUTICS, INC.

Date: March 14, 2017	By:	/s/ Noreen Griffin
Noreen Griffin, CEO